Exhibit 99.1

Press Release

Source:	BNC Bancorp

Contact:	W. Swope Montgomery, Jr.
President and CEO
336-869-9200

BNC Bancorp Announces the Filing of a Registration Statement for the Sale of Common Stock

THOMASVILLE, N.C., / — BNC Bancorp (NASDAQ: BNCN) the holding company for Bank of North Carolina, filed a registration statement with the Securities and Exchange Commission on October 23, 2009, relating to $40 million of common stock. The registration statement indicates the common stock will be offered in a fully underwritten offering through Sandler O’Neill & Partners, L.P. Sandler O’Neill & Partners, L.P. will serve as lead book-running manager. BNC Bancorp intends to grant the underwriter a 30-day option to purchase additional shares of common stock to cover over-allotments, if any.

Net proceeds to BNC Bancorp are expected to be used for general corporate purposes.

A registration statement relating to these securities has been filed with the Securities and Exchange Commission but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This press release shall not constitute an offer to sell or the solicitation of an offer to buy securities nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification of such securities under the securities laws of any such state.

This offering will be made only by means of a prospectus. When available, copies of the prospectus may be obtained from Sandler O’Neill & Partners, L.P., 919 Third Avenue, 6th Floor, New York, NY 10022, or toll free at 866-805-4128.

Disclosures about Forward-looking Statements

From time to time, we make written and oral forward-looking statements within the meaning of certain securities laws, including in this press release, in other filings with the Securities and Exchange Commission, in reports to shareholders and in other communications. These forward-looking statements include, among others, statements with respect to our objectives for 2009 and beyond, and the medium and long terms strategies to achieve those objectives, as well as statements with respect to our beliefs, plans, expectations, anticipations, estimates and intentions.

By their very nature, forward-looking statements involve inherent risks and uncertainties, both general and specific, and risks exist that predictions, forecasts, projections and other forward-looking statements will not be achieved. We caution readers not to place undue reliance on these statements as a number of important factors could cause actual results to differ materially from the plans, objectives, expectations, estimates and intentions expressed in such forward-looking statements. These factors include, but are not limited to, the strength of the North Carolina economy and real estate markets in general and the strength of the local economies and real estate markets within North Carolina in which we conduct operations; the strength of the United States economy; the effects of changes in monetary and fiscal policy, including changes in interest rate policies of the Board of Governors of the Federal Reserve System in the United States; judicial decisions; the effects of competition in the markets in which we operate; inflation; the timely development and introduction of new products and services in receptive markets; the impact of changes in the laws and regulations regulating financial services (including banking, insurance and securities); changes in tax laws; technological changes; our ability to complete strategic acquisitions and to integrate acquisitions; judicial or regulatory proceedings; changes in consumer spending and saving habits; the possible impact on our businesses of international conflicts and other developments including those relating to the war on terrorism; and our anticipation of and success in managing the risks implicated by the foregoing.